To the Board of Directors

Northeast Bancorp

Lewiston, Maine

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated September 18, 2008, with respect to the consolidated balance sheets of Northeast Bancorp and Subsidiary as of June 30, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

January 29, 2009